Exhibit 4.4(b)

STOCKHOLDERS’ AGREEMENT

STOCKHOLDERS’ AGREEMENT (this “Agreement”), dated as of October 17, 1997, among J. Crew Group, Inc. (the “Company”), TPG Partners II, L.P. (the “Majority Stockholder”) and Emily Woods (the “Stockholder”).

WHEREAS, the Stockholder is a party to the Recapitalization Agreement by and among the stockholders of the Company, the Company and the Majority Stockholder, dated July 22, 1997, as amended (the recapitalization to be effected thereby, the “Recapitalization”) and, immediately following the Recapitalization, the Stockholder will own shares of common stock of the Company, $.0l par value per share (“Common Stock”) representing approximately 14.58% of the outstanding shares of Common Stock immediately following the Recapitalization;

WHEREAS, the Stockholder is also an employee of the Company and J. Crew Operating Corp., a wholly-owned subsidiary of the Company (the “Subsidiary”), and in such capacity is on the date hereof being, and may in the future be, granted certain options (the “Options”) to purchase shares of Common Stock and shares of Series A Cumulative Preferred Stock, $.0l par value, of the Company (“Series A Preferred Stock”) and Series B Cumulative Preferred Stock, $.0l par value, of the Company (“Series B Preferred Stock” and, together with the Series A Preferred Stock, the “Preferred Stock”) pursuant to the Company’s 1997 Stock Option Plan (the “Option Plan”) or pursuant to the Employment Agreement, dated October 17, 1997 between the Stockholder, the Company and the Subsidiary (the “Employment Agreement”), and is being granted pursuant to the Employment Agreement certain Restricted Shares (as defined therein) and may be granted additional shares of Common Stock or rights to purchase Common Stock and Preferred Stock in the future in connection with her employment; and

WHEREAS, the Stockholder and the Company desire to enter this Agreement and to have this Agreement apply to the shares of Common Stock and Preferred Stock owned by the Stockholder immediately following the Recapitalization or to be purchased or granted pursuant to the Option Plan or the Employment Agreement, and to any shares of Common Stock or Preferred Stock acquired after the date hereof by the Stockholder from whatever source, subject to any future agreement between the Company and the Stockholder to the contrary (in the aggregate, the “Shares”).

NOW THEREFORE, in consideration of the premises hereinafter set forth, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows.

1. Investment. The Stockholder represents that the Shares are being acquired for investment and not with a view toward the distribution thereof.

2. Issuance of Shares. The Stockholder acknowledges and agrees that the certificate for the Shares shall bear the following legends (except that the second paragraph of this legend shall not be required after the Shares have been registered under the Securities Act of 1933 and except that the first paragraph of this legend shall not be required after the termination of this Agreement):

The shares represented by this certificate are subject to the terms and conditions of a Stockholders’ Agreement dated as of October 17, 1997 and may not be sold, transferred, hypothecated, assigned or encumbered, except as may be permitted by the aforesaid Agreement. A copy of the Stockholders’ Agreement may be obtained from the Secretary of the Company.

The shares represented by this certificate have not been registered under the Securities Act of 1933. The shares have been acquired for investment and may not be sold, transferred, pledged or hypothecated in the absence of an effective registration statement for the shares under the Securities Act of 1933 or an opinion of counsel for the Company (or an opinion of counsel for the holder, which opinion of counsel is reasonably satisfactory to the Company) that registration is not required under said Act.

Upon the termination of this Agreement, or upon registration of the Shares under the Securities Act of 1933 (the “Securities Act”), the Stockholder shall have the right to exchange any Shares containing the above legend (i) in the case of the registration of the Shares, for Shares legended only with the first paragraph described above and (ii) in the case of the termination of this Agreement, for Shares legended only with the second paragraph described above.

3. Transfer of Shares; Put Option.

(a) The Stockholder agrees that she will not cause or permit the Shares or her interest in the Shares to be sold, transferred, hypothecated, assigned or encumbered except as expressly permitted by this Section 3; provided, however, that the Shares or any such interest may be transferred (i) on the Stockholder’s death by bequest or inheritance to the Stockholder’s executors, administrators, testamentary trustees, legatees or beneficiaries, (ii) to a trust or partnership or LLC or custodianship the beneficiaries or partners or members of which may include only the Stockholder, the Stockholder’s spouse, or the Stockholder’s lineal descendants (by blood or adoption), (iii) in accordance with Section 5 of this Agreement, and (iv) to the Company pursuant to Section 4.10 of the Option Plan, subject in any such case to the agreement by each transferee (other than the Company) in writing to be bound by the terms of this Agreement and provided in any such case that no such transfer that would cause the Company to be required to register the Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be permitted, and provided further that any Shares transferred pursuant to the foregoing clause (i) or (ii) shall be considered as being held by the Stockholder for purposes of all rights, obligations and liabilities hereunder.

(b) The Stockholder shall have the right, during the 135-day period immediately following the termination of the employment of Stockholder by the Company without Cause or by the Stockholder for Good Reason (as defined in the Employment Agreement), to sell to the Company (or its designated assignee), and upon the exercise of such right prior to the termination of this Agreement, the Company (or its designated assignee) shall purchase from the Stockholder, all or any portion of the Shares held by the Stockholder as of the date as of which such right is exercised at a per Share price equal to (i) the Appraised Value (as defined below) of a share of Common Stock or Preferred Stock determined as of the date as of which such right is exercised if no Public Market for such Shares exists on such date of exercise, or (ii) the Fair Market Value (as defined in the Option Plan) of a share of Common Stock or Preferred Stock determined as of the date as of which such right is exercised if a Public Market for such Shares exists on such date of exercise. The Stockholder shall exercise such right by delivering to the Company and the Majority Stockholder a written notice specifying her intent to sell Shares held by the Stockholder, the date as of which such right is to be exercised and the number of Shares to be sold. Such purchase and sale shall occur on such date as the Company (or its designated assignee) and the Stockholder shall agree, which date shall not be later than thirty (30) days after the date on which the Appraised Value is determined. To the extent the Company is not permitted to purchase Shares from the Stockholder hereunder by reason of its covenants under any loan or debt agreement, the Majority Stockholder will purchase such Shares under the same terms and conditions provided herein.

(c) For purposes of Section 3(b) hereof “Appraised Value” shall mean, as of any date, the value per share of Common Stock or Preferred Stock, as the case may be, as determined by an investment bank reasonably acceptable to the Company, the Majority Stockholder and the Stockholder based on an analysis of the price at which the shares of Common Stock would change hands between a willing buyer and a willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, both parties having reasonable knowledge of relevant facts based upon a proportionate interest of the Company as a whole and without regard to any minority, illiquidity or other similar discount. It is the intention of the parties that the Appraised Value represent the value of the shares of Common Stock if the Company was issuing such shares in an initial public offering. The Company shall bear the cost of such appraisal.

4. Directors of the Company.

(a) So long as the Stockholder owns at least the lesser of (i) fifty percent of the number of shares of Common Stock beneficially owned by the Stockholder on the 30th day following the closing of the Recapitalization, or (ii) shares representing 10% of the Common Stock of the Company on a fully-diluted basis, the Stockholder shall serve as a member of the Board of Directors of the Company (the “Board”) and shall have the right to appoint one additional director to the Board, and to appoint any successors to such director.

(b) Following the Closing, there shall be a maximum of ten members of the Board. The Majority Stockholder shall be entitled to appoint four members of the Board and the Stockholder and the Majority Stockholder shall mutually agree on the appointment of the remaining four members of the Board and their successors (for a total of ten directors), provided, that nothing herein shall affect the ability of the parties hereto to remove any member of the Board in accordance with the By-laws of the Company. Such By-laws will provide that any or all of the four additional directors may be removed by a vote of the holders of a majority of the outstanding shares of Common Stock.

5. Certain Rights.

(a) Drag Along Rights. If the Majority Stockholder desires to sell all or substantially all of its shares of Common Stock to a good faith independent purchaser or purchasers (hereinafter referred to as a “Purchaser”) (other than any other investment partnership, limited liability company or other entity established for investment purposes and controlled by the principals of the Majority Stockholder or any of its affiliates, hereinafter a “Permitted Transferee”) and said Purchaser desires to acquire all or substantially all of the issued and outstanding shares of Common Stock (or all or substantially all of the assets of the Company) upon such terms and conditions as agreed to with the Majority Stockholder, the Stockholder agrees to sell all or a Pro Rata Portion of her shares of Common Stock to said Purchaser (or to vote all of her Shares in favor of any merger or other transaction which would effect a sale of such shares of Common Stock or assets of the Company) at the same price per share of Common Stock and pursuant to the same terms and conditions with respect to payment for the shares of Common Stock as agreed to by the Majority Stockholder. For purposes of this Section 5(a), but only with respect to a sale of shares of Common Stock, “substantially all” shall mean at least 80% of the shares of Common Stock then owned by the Majority Stockholder. In all other circumstances, “substantially all” shall be interpreted within the meaning of the New York Business Corporation Law. In such case, the Majority Stockholder shall give written notice of such sale to the Stockholder at least 45 days prior to the consummation of such sale, setting forth (i) the consideration to be received by the holders of shares of Common Stock, (ii) the identity of the Purchaser, (iii) any other material items and conditions of the proposed transfer and (iv) the date of the proposed transfer.

(b) Tag Along Rights. (i) Subject to paragraph (v) of this Section 5(b), if the Majority Stockholder or its affiliates proposes to transfer any of its shares of Common Stock or Preferred Stock to a Purchaser (other than a Permitted Transferee), then the Majority Stockholder or such Permitted Transferee (hereinafter in this paragraph (b) of Section 5 referred to as a “Selling Stockholder”) shall give written notice of such proposed transfer to the Stockholder (the “Selling Stockholder’s Notice”) at least 45 days prior to the consummation of such proposed transfer, and shall provide notice to all other stockholders of the Company to whom the Majority Stockholder has granted similar “tag-along” rights (such stockholders, together with the Stockholder, referred to herein as the “Other Stockholders”) setting forth for each class of Shares (A) the number of Shares offered, (B) the consideration to be received for such Shares by such Selling Stockholder, (C) the identity of the Purchaser, (D) any other material items and conditions of the proposed transfer and (E) the date of the proposed transfer.

(ii) Subject to paragraph (iv) of this Section 5(b), upon delivery of the Selling Stockholder’s Notice, the Stockholder may elect to sell up to the sum of (A) the Pro Rata Portion (as hereinafter defined) and (B) the Excess Pro Rata Portion of her Shares of the same class and series proposed to be sold by the Selling Stockholder, at the same price per Share of the same class or series and pursuant to the same terms and conditions with respect to payment for the Shares of the same class or series as agreed to by the Selling Stockholder, by sending written notice to the Selling Stockholder within 20 days of the date of the Selling Stockholder’s Notice, indicating her election to sell up to the sum of the Pro Rata Portion plus the Excess Pro Rata Portion of her Shares of the same class or series in the same transaction. Following such 20-day period, the Selling Stockholder and each Other Stockholder shall be permitted to sell to the Purchaser on the terms and conditions set forth in the Selling Stockholder’s Notice the sum of (X) the Pro Rata Portion and (Y) the Excess Pro Rata Portion of its Shares.

(iii) For purposes of Sections 5(a), 5(b) and 5(c) hereof, “Pro Rata Portion” shall mean, with respect to shares of Common Stock or Preferred Stock, as applicable, held by the Stockholder or Selling Stockholder, as the case may be, a number equal to the product of (x) the total number of such shares then owned by the Stockholder or the Selling Stockholder, as the case may be, and (y) a fraction, the numerator of which shall be the total number of such shares proposed to be sold to the Purchaser as set forth in the Selling Stockholder’s Notice or initially proposed to be registered by the Selling Stockholder, as the case may be, and the denominator of which shall be the total number of such shares then outstanding (including such shares proposed to be sold or registered by the Selling Stockholder); provided, however, that any fraction of a share resulting from such calculation shall be disregarded for purposes of determining the Pro Rata Portion. For purposes of this Agreement, “Excess Pro Rata Portion” shall mean, with respect to shares of Common Stock or shares of Preferred Stock, as the case may be, held by the Stockholder or the Selling Stockholder, as the case may be, a number equal to the product of (x) the number of Non-Elected Shares (as defined below) and (y) a fraction, the numerator of which shall be such Stockholder’s Pro Rata Portion with respect to such shares, and the denominator of which shall be the sum of (1) the aggregate Pro Rata Portions with respect to the shares of Common Stock (when calculating “Excess Pro Rata Portion” with respect to the shares of Common Stock of a Stockholder) or the shares of Preferred Stock (when calculating “Excess Pro Rata Portion” with respect to the shares of Preferred Stock of a Stockholder), as the case may be, of all of the Other Stockholders that have elected to exercise in full their rights to sell their Pro Rata Portion of shares of Common Stock or shares of Preferred Stock, as the case may be, and (2) the Selling Stockholder’s Pro Rata Portion of shares of Common Stock (when calculating “Excess Pro Rata Portion” with respect to the shares of Common Stock of a Stockholder) or the shares of Preferred Stock (when calculating “Excess Pro Rata Portion” with respect to the shares of Preferred Stock of a Stockholder) (the aggregate amount of such denominator is hereinafter referred to as the “Elected Shares”). For purposes of this Agreement, “Non-Elected Shares” shall mean the excess, if any, of the total number of shares of Common Stock (when calculating “Excess Pro Rata Portion” with respect to the shares of Common Stock of a Stockholder) or the shares of Preferred Stock (when calculating “Excess Pro Rata Portion” with respect to the shares of Preferred Stock of a Stockholder), as the case may be, proposed to be sold to a purchaser as set forth in a Selling Stockholder’s Notice or initially proposed to be registered by the Selling Stockholder, as the case may be, less the amount of Elected Shares. It is the intention of the parties that should the Stockholder fully exercise her rights under this Section 5(b) the proportion of the Stockholder’s Shares sold by her and the proportion of the Majority Stockholder’s Shares sold by it in any transaction subject to this Section 5(b) will be equal.

(iv) Notwithstanding anything to the contrary contained herein but subject to the last sentence of Section 5(b)(ii), if the Selling Stockholder proposes to transfer shares of both Common Stock and Preferred Stock in the same transaction or in related transactions, and if the Stockholder elects to sell Shares pursuant to this Section 5(b), the Stockholder shall be required to sell shares of both Common Stock and Preferred Stock (of the same series) proposed to be sold by the Selling Stockholder. In such event, the number of shares of Preferred Stock which the Stockholder may sell or transfer pursuant to this Section 5(b) shall be up to its applicable Pro Rata Portion and the number of shares of Common Stock which the Stockholder shall be required to sell or transfer in such transaction or transactions shall be exactly the product of (A) the total number of shares of Preferred Stock to be sold or transferred by the Stockholder and (B) a fraction, the numerator of which shall be the number of shares of Common Stock proposed to be sold by the Selling Stockholder and the denominator of which shall be the number of shares of Preferred Stock proposed to be sold by the Selling Stockholder. It is the intention of the parties that should the Majority Stockholder transfer shares of Preferred Stock together with shares of Common Stock, the Stockholder shall be entitled to tag-along on a proportionate basis so that (A)(x) the relation between the total number of shares of Preferred Stock transferred by the Majority Stockholder and the total number of shares of Preferred Stock owned by the Majority Stockholder and (y) the relation between the total number of shares of Preferred Stock transferred by the Stockholder and the total number of shares of Preferred Stock owned by the Stockholder shall be equal and (B)(x) the relation between the total number of shares of Preferred Stock transferred by the Majority Stockholder and the total number of shares of Common Stock transferred by the Majority Stockholder and (y) the relation between the total number of shares of Preferred Stock transferred by the Stockholder and the total number of shares of Common Stock transferred by the Stockholder shall be equal.

(v) Notwithstanding anything to the contrary contained herein, the provisions of this Section 5(b) shall not apply to any sale or transfer by the Majority Stockholder of shares of Common Stock unless and until the Majority Stockholder, after giving effect to the proposed sale or transfer, shall have sold or transferred in the aggregate (other than to Permitted Transferees) shares of Common Stock, representing 7.5% of shares of Common Stock owned by the Majority Stockholder on the date hereof.

(c) Piggyback Registration Rights.

(i) Notice to Stockholder. If the Company determines that it will file a registration statement under the Securities Act, other than a registration statement on Form S-4 or Form S-8 or any successor form, for an offering which includes shares of Common Stock held by the Majority Stockholder or its affiliates (hereinafter in this paragraph (c) of Section 5 referred to as a “Selling Stockholder”), then the Company shall give prompt written notice to the Stockholder that such filing is expected to be made (but in no event less than 30 days nor more than 60 days in advance of filing such registration statement), the jurisdiction or jurisdictions in which such offering is expected to be made, and the underwriter or underwriters (if any) that the Company (or the person requesting such registration) intends to designate for such offering. If the Company, within 15 days after giving such notice, receives a written request for registration of any Shares from the Stockholder, then the Company shall include in the same registration statement the number of Shares to be sold by the Stockholder as shall have been specified in her request, except that the Stockholder shall not be permitted to register more than the Pro Rata Portion plus the Excess Pro Rata Portion of her Shares. The Company shall bear all costs of preparing and filing the registration statement, and shall indemnify and hold harmless, to the extent customary, pursuant to indemnification and contribution provisions to be entered into by the Company at the time of filing of the registration statement, the seller of any shares of Common Stock covered by such registration statement against all losses, claims, damages, liabilities and expenses.

Notwithstanding anything herein to the contrary, the Company, on prior notice to the participating Stockholder, may abandon its intention to file a registration statement under this Section 5(c) at any time prior to such filing. This Section 5(c) shall survive until the Stockholder owns less than 5% of the total outstanding Common Stock.

(ii) Allocation. If the managing underwriter shall inform the Company in writing that the number of shares of Common Stock requested to be included in such registration exceeds the number which can be sold in (or during the time of) such offering within a price range acceptable to the Majority Stockholder, then the Company shall include in such registration such number of shares of Common Stock which the Company is so advised can be sold in (or during the time of) such offering. All holders of shares of Common Stock proposing to sell shares of Common Stock shall share pro rata in the number of shares of Common Stock to be excluded from such offering, such sharing to be based on the respective numbers of shares of Common Stock as to which registration has been requested by such holders. If as a result of the allocation provisions provided in this paragraph (ii) of Section 5(c), the Stockholder shall not be entitled to include the full amount of the requested Shares in a registration, the Stockholder may elect to withdraw her request to include such Shares.

(iii) Permitted Transfer. Notwithstanding anything to the contrary contained herein, sales of Shares pursuant to a registration statement filed by the Company may be made without compliance with any other provision of this Agreement.

6. Transactions with Affiliates. The Company shall not engage in any transaction with an affiliate of the Majority Stockholder without the consent of the Stockholder. The Stockholder’s consent shall not be unreasonably withheld with respect to any proposed transaction which is on a commercially reasonable arm’s length basis. This provision shall survive until such time as the Stockholder owns less than 10% of the total outstanding shares of Common Stock.

7. Termination. This Agreement shall terminate immediately following the existence of a Public Market for the Common Stock, except that the requirements contained in Sections 2, 4, 5(c) and 6 hereof shall survive as provided in such Sections and Sections 3(b) and 5(b) hereof shall survive until both 25% or more of the Common Stock is publicly held and the Company has provided the Stockholder with the right to require the Company, on demand, on customary terms (including customary limitations, black-out periods, indemnification and other provisions), and on no less than two separate occasions, to register, at the Company’s expense, the Shares held by the Stockholder for public sale and distribution. A “Public Market” for the Common Stock shall be deemed to exist if the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act and trading regularly occurs in such Common Stock in, on or through the facilities of securities exchanges and/or inter-dealer quotation systems in the United States (within the meaning of Section 902(n) of the Securities Act) or any designated offshore securities market (within the meaning of Rule 902(a) of the Securities Act).

8. The Company hereby represents and warrants to the Stockholder that immediately following the consummation of the transactions contemplated by the Recapitalization Agreement the entire authorized stock of the Company shall consist of (a) 100,000,000 shares of Common Stock, of which 55,000 shares shall be outstanding, and other than as have been granted, issued or agreed to be issued to the Stockholder under the Employment Agreement or under the Option Plan, or as may be issued to other eligible employees under the Option Plan, the Company, as of the date hereof, is not obligated under any option, right, warrant, subscription or preemptive right or otherwise to issue, sell, grant or deliver shares of Common Stock or other capital stock of the Company, and (b) 10,000,000 shares of Preferred Stock, of which 1,000,000 shares shall be classified and designated as Series A Preferred Stock (of which 92,500 shares shall be outstanding) and 1,000,000 shares shall be classified and designated as Series B Preferred Stock (of which 32,500 shares shall be outstanding).

9. Distributions With Respect To Shares. As used herein, the term “Shares” includes securities of any kind whatsoever distributed with respect to the Common Stock acquired by the Stockholder pursuant to the Option Plan or any such securities resulting from a stock split, stock dividend, merger, consolidation, classification or similar transaction involving such Common Stock.

10. Amendment; Assignment. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by authorized representatives of the parties or, in the case of a waiver, by an authorized representative of the party waiving compliance. No such written instrument shall be effective unless it expressly recites that it is intended to amend, supersede, cancel, renew or extend this Agreement or to waive compliance with one or more of the terms hereof, as the case may be. Except for the Stockholder’s right to assign her rights under Section 3(a) or the Company’s right to assign its obligations under Section 3(b), no party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto, other than by will or the laws of descent and distribution.

11. Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given if delivered in person or by certified mail, return receipt requested, and shall be deemed to have been given when personally delivered or three (3) days after mailing to the following address:

If to the Stockholder:

Ms. Emily Woods

227 West 17th Street

8th Floor

New York, NY 10013

with a copy to:

Adam O. Emmerich, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

NewYork, NY 10019

If to the Company:

J. Crew Group, Inc.

625 Sixth Avenue

Third Floor

New York, NY 10011

Attention: Board of Directors and Secretary

with a copy to:

Paul Shim, Esq.

Cleary, Gottlieb, Steen & Hamilton

One Liberty Plaza

New York, NY 10006

If to the Majority Stockholder:

TPG Partners II, L.P.

600 California Street

Suite 1850

San Francisco, CA 94108

Attention: Jonathan Coslet

with a copy to:

Paul Shim, Esq.

Cleary, Gottlieb, Steen & Hamilton

One Liberty Plaza

New York, NY 10006

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but each of which together shall constitute one and the same document.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of NEW YORK.

14. Binding Effect. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the heirs, personal representatives, successors and permitted assigns of the parties hereto. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement, or their respective heirs, personal representatives, successors or assigns, any legal or equitable rights, remedy or claim under or in respect of this Agreement or any provision contained herein.

15. Entire Agreement. This Agreement, along with the Stock Option Grant Agreements, dated as of the date hereof, by and between the Company and the Stockholder and the Employment Agreement, dated as of the date hereof, by and between the Company and the Stockholder constitute the entire agreement between the parties hereto with respect to the subject matter hereof.

16. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

17. Miscellaneous. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

* * * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

/s/ Emily Woods
EmilyWoods

J. CREW GROUP, INC.

/s/ M. Mc Hugh
Name:	M. Mc Hugh
Title:	V.P. Finance

TPG PARTNERS II, L.P.

/s/ Jonathan J. Coslet
Name:	Jonathan J. Coslet
Title:	Principal

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